Exhibit 99.1

CONTACT:
Investor Relations	Press Inquiries	Press Inquiries
Robert Travis	Dee Gibbs	Simon Marshall
Sycamore Networks, Inc.	Mi liberty	Mi liberty
+1 978-250-3432	44 (0)20 7751 4444	+1 770 596 4072
bob.travis@sycamorenet.com	dgibbs@miliberty.com	smarshall@miliberty.com

SYCAMORE INTRODUCES UNIQUE MOBILE BROADBAND
OPTIMIZATION SOLUTION

IQstream Adaptive Content Optimization for the RAN Helps Mobile Operators Improve Service Delivery Economics and Enhance Subscribers’ Multimedia Experience

CHELMSFORD, Mass., July 13, 2010 – Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in intelligent bandwidth management solutions for fixed line and mobile network operators worldwide, today announced the introduction of IQstream™, a unique answer to the service challenges posed by rapid mobile data growth in the Radio Access Network (RAN). The Sycamore IQstream mobile broadband optimization solution helps operators ensure a superior multimedia experience for their subscribers by dramatically reducing congestion in the access network caused by rising demand for Internet video and other rich media applications.  At the same time, IQstream significantly lowers the cost of delivering mobile broadband services by freeing up capacity in the cost-sensitive RAN.

Powered by Adaptive Content Optimization™ technology and advanced learning algorithms, the IQstream solution dynamically adapts to mobile data traffic patterns, including peak usage periods and flash events. This allows operators to cost-efficiently meet growing subscriber expectations for a high quality multimedia experience while alleviating capacity constraints in a high-cost part of their network. As a result, operators can significantly reduce operational expenses, defer costly network upgrades, and dramatically improve the economics of their mobile data offerings.

“IQstream is an innovative new initiative from Sycamore that builds upon the company’s heritage of solving complex networking problems with adaptive, real-time service intelligence,” said Daniel E. Smith, president and chief executive officer, Sycamore Networks. “IQstream leverages Sycamore’s proven networking expertise and long-standing relationships with mobile operators worldwide to address the critical challenge of RAN congestion and the attendant implications for subscriber quality of experience, service profitability, and backhaul capacity planning.”

Key benefits of the IQstream solution include:

•	Superior delivery of rich media content, particularly high quality video in the RAN
•	Improved quality of experience for subscribers during peak usage periods
•	Optimal utilization of existing network infrastructure
•	Enhanced ability to serve large numbers of subscribers simultaneously accessing popular broadband content
•	Simplified mobile broadband network planning and backhaul dimensioning

"The explosion of rich media content such as Internet video is creating massive congestion issues in mobile networks. This trend will only accelerate as end-user devices become increasingly more powerful and more and more subscribers consume new bandwidth-intensive applications," said Kevin Oye, vice president of systems and technology, Sycamore Networks. "IQstream takes a unique approach to optimizing video and other rich media content traversing the RAN, employing sophisticated adaptive algorithms that self-tune in response to dynamic traffic behavior to ensure consistent service performance as mobile broadband usage patterns, applications, and devices evolve."

IQstream can be easily and selectively deployed at network congestion hot spots for rapid improvements in service performance and immediate operational savings. Unlike core-based optimization schemes, Sycamore’s patent-pending optimization technology directly improves utilization of existing HSPA RAN infrastructure while maintaining full transparency to 3GPP radio network protocols and operations including critical core-based functions such as billing, policy control, and lawful intercept.

IQstream will be generally available in Q4 2010.

To learn more about Sycamore’s IQstream mobile broadband optimization solution, visit www.iqstream.net.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore's global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that this press release contains forward-looking statements regarding future events that involve risks and uncertainties, including statements about the Company’s expectations of the benefits of IQstream as well as the expected timing of the release of IQstream.  Readers are cautioned that the actual timing of release, market acceptance and/or performance of IQstream could differ materially as a result of unanticipated factors and events, including the introduction of successful offerings by competitors, unanticipated difficulties in launching IQstream, or the inability of IQstream to function as expected in various operator networks due to other technical or other unforeseen reasons.  Other risks and uncertainties inherent in the Company’s business include, but are not limited to, the Company's reliance on a limited number of customers; variation in the Company's quarterly results; industry pricing pressures and the high cost of product development required to remain competitive and keep pace with evolving features and technologies desired by customers; the consolidation of both suppliers and customers in the telecommunications marketplace; and general economic conditions.  Certain additional risks are set forth in more detail in the section entitled "Risk Factors" in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.